Exhibit 99.6

Contacts:	Lippert/Heilshorn & Associates, Inc.	PhotoMedex, Inc.
	Kim Sutton Golodetz (investors)	Dennis McGrath, CFO
	212-838-3777	215-619-3287
	Kgolodetz@lhai.com	info@photomedex.com
Bruce Voss, 310-691-7100
Bvoss@lhai.com

PHOTOMEDEX COMPLETES ACQUISITION OF PHOTO THERAPEUTICS
FUNDING PROVIDED BY PERSEUS, L.L.C.

MONTGOMERYVILLE, PA (March 2, 2009) – PhotoMedex, Inc. (Nasdaq: PHMD), a leader in the development of proprietary excimer lasers and a broad range of products for other    dermatological applications, today announced the closing of the acquisition of Photo Therapeutics Limited.  Under the terms of the agreement the initial purchase price of $13 million was paid at closing, and up to an additional $7 million of consideration will be paid to the sellers if certain gross profit milestones are met by Photo Therapeutics between July 1, 2008 and June 30, 2009, subject to customary adjustments. The acquisition was funded through a convertible debt investment of $18 million by an investment fund managed by Perseus, L.L.C., which financed the $13 million purchase price of the acquisition, and a further $5 million in working capital at the closing of the acquisition.  Under the terms of Perseus’ investment, Perseus will make up to an additional $7 million convertible debt investment in PhotoMedex in the event the additional consideration is payable under the terms of the Photo Therapeutics acquisition.  After the payment of approximately $2 million of transaction expenses associated with the acquisition and Perseus investment, the Company will have approximately $3 million remaining for use as working capital.

“We are very excited about completing this acquisition which further solidifies our dermatological franchise.  In addition, we are very encouraged with the future growth prospects of Photo Therapeutics’ products.  We believe having Perseus’ support as our financial partner will allow us to focus on continuing to build market share in both the medical and consumer dermatology space,” commented Jeff O’Donnell, President & CEO of PhotoMedex, Inc.

About PhotoMedex
PhotoMedex offers a wide range of products and services across multiple specialty areas, including dermatology, urology, gynecology, orthopedics and other surgical specialties. PhotoMedex is a leader in the development, manufacturing and marketing of medical laser products and services. PhotoMedex also develops and markets products based on its patented, clinically proven Copper Peptide technology for skin health, hair care and wound care. PhotoMedex sells directly to dermatologists, plastic and cosmetic surgeons, spas and salons and through licenses with strategic partners into the consumer market, including ProCyte brands, Neova®, Ti-Silc®, and VitalCopper®.

Exhibit 99.7

About Photo Therapeutics
Photo Therapeutics is a developer and provider of non-laser light devices and associated skin care products for the treatment of a range of clinical and aesthetic dermatological conditions. The company operates out of three primary business segments: Professional Devices, Home Use Devices and Skin Care Consumables.  The company has a large professional installed base with more than 2,600 systems in physician offices, spas and salons. Photo Therapeutics’ Omnilux and Lumiere product platforms have generated significant brand equity among professionals and end users given their proven efficacy, ease of use and noninvasive, pain-free regimes.  The company’s systems treat a wide range of dermatological conditions including acne, photodamage, skin rejuvenation, psoriasis, post-surgery wound healing and non-melanoma skin cancer.

LED technology is based on photo biomodulation and dynamics rather than photo-thermolysis.  Photo Therapeutics has recently developed the Omnilux Clear-U and Omnilux New-U, two OTC consumer products addressing the acne and skin rejuvenation markets.  The company’s home-use products are designed to deliver the same clinical results as their well established professional products.  To augment the effects of the Omnilux OTC product line, Photo Therapeutics provides a diverse line of photoceuticals, which generate incremental recurring revenue per end user. Photo Therapeutics’ LED technology is protected by 18 patents and 20 applications, which the company believes will restrict other parties from developing similar products.

About Perseus, L.L.C.
Perseus, L.L.C. is a merchant bank and private equity fund management company headquartered in Washington, D.C., with an office in New York and an affiliate office in Munich.  Since its inception in 1995, Perseus, L.L.C. has invested in numerous buyout and growth equity transactions in the United States, Canada and Western Europe. Perseus, L.L.C. manages seven investment funds with capital commitments totaling approximately $2.0 billion.

SAFE HARBOR STATEMENT
This press release includes forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

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